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                                                                    EXHIBIT 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Read-Rite Corporation for the registration of shares of common stock and warrants to purchase shares of common stock sold in private placement transactions to the State of Wisconsin Retirement System and Tyco Sigma Limited, and to the incorporation by reference therein of our report dated October 22, 1999 (except for the sixth paragraph of Note 1, as to which the date is December 29, 1999), with respect to the consolidated financial statements and schedule of Read-Rite Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 1999, filed with the Securities and Exchange Commission.

     /s/ Ernst & Young LLP

San Jose, California
October 11, 2000